Exhibit 3.66

LIMITED LIABILITY COMPANY AGREEMENT

of

AHNY-IV LLC

This LIMITED LIABILITY COMPANY AGREEMENT, dated as of June 30, 2010 (the “Agreement”), of AHNY-IV LLC, a New York limited liability company (the “Company”), is entered into by its sole member Apria Healthcare, Inc., a Delaware corporation (the “Sole Member”), pursuant to the provisions of the New York Limited Liability Company Law, § 101, et seq. (consol. 1994) (the “Act”).

1. Name. The name of the Company is AHNY-IV LLC or such other name as the Sole Member may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in the Act.

3. Formation. The Company has been formed as a New York limited liability company pursuant to the Act. The Articles of Organization of the Company were filed with the Department of State of New York on June 30, 2010.

4. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

5. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

6. Offices. The registered office of the Company in the State of New York shall be located at c/o National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501. New York, NY 10001 and its registered agent for service of process on the Company at such address is National Registered Agents, Inc. The principal place of business of the Company shall be located at such place or places as the Sole Member may determine.

7. Members. The Sole Member is hereby designated as an authorized person, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as she may deem necessary or appropriate in furtherance of the ordinary course of business of the Company. Apria Healthcare, Inc. is hereby designated as the Sole Member of the Company, and shall initially have the number of units set forth on Annex A hereto. The Company has no other members on the date hereof. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of New York. Specifically, the Sole Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Articles of Organization of the Company (and any amendments and/or restatements thereof) and any applications necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

8. Capital Contributions. The Sole Member shall make capital contributions to the Company at such times, and in such amounts, as the Sole Member shall determine in its sole discretion.

9. Allocations, Distributions, Profits and Losses. Allocations and distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Sole Member shall determine in its sole discretion. The Sole Member may withhold from any distributions amounts necessary to pay or establish reserves for expenses and liabilities (contingent or otherwise) of the Company. Distributions will be subject to the requirements of the Act and other applicable law.

10. Term. The Company shall continue in full force and effect until terminated by operation of the Act or upon the sole election of the Sole Member.

11. Additional Members. The Company may, at the Sole Member’s sole discretion, issue additional membership interests to other persons and admit them to the Company as members.

12. Liability. The personal liability of the Sole Member to the Company is eliminated or limited to the fullest extent permitted under the Act, and the Sole Member shall have no liability to the Company except as expressly required by the Act.

13. Exculpation and Indemnification. Neither the Sole Member nor any director, officer or employee, or other agent or representative (each a “Covered Person”) shall be liable to the Company, the Sole Member or any other person or entity who or that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage of claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Sole Member shall not have personal liability on account thereof.

14. Books and Records. The Company shall keep or cause to be kept full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the Act. Such books and records shall be maintained on the basis utilized in preparing the Company’s United States federal income tax returns.

15. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity or the remainder of this Agreement.

16. Amendment. This Agreement may be amended and/or restated at any time with the consent of the Sole Member.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of June 30, 2010.

SOLE MEMBER:

APRIA HEALTHCARE, INC.

/s/ Robert S. Holcombe
Name:	Robert S. Holcombe
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to AHNY-IV LLC Limited Liability Company Agreement]

Annex A

Membership Units

Name of Member	Deemed Capital Contribution	Membership Units
Apria Healthcare, Inc.	$100	100